Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated September 29, 2023 relating to the financial statements of Dome Capital, LLC, which comprise the balance sheet as of March 9, 2023, the related statements of operations, changes in member’s equity, and cash flows for the period from January 18, 2023 (inception) to March 9, 2023, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

November 7, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com